HARDWICK HOLDING COMPANY

                 RESTRICTED STOCK AWARD AGREEMENT


          THIS AGREEMENT made as of this 13th day of August, 1996, by and among HARDWICK HOLDING COMPANY, a Georgia corporation (the "Corporation"), FIRST NATIONAL BANK OF NORTHWEST
GEORGIA, a wholly-owned subsidiary of the Corporation (the
"Bank") and RICHARD E. DREWS (the "Executive");

          WHEREAS, the Bank has two divisions, Peoples First
National Bank in Cartersville, Georgia ("Cartersville") and
Calhoun First National Bank in Calhoun, Georgia ("Calhoun"); and

          WHEREAS, the Executive is employed by Cartersville and is an integral part of the Bank's management team; and

          WHEREAS, the Corporation and the Bank wish to assure both themselves and their key employees of continuity of management and objective control of the Corporation and the Bank; and
          WHEREAS, the Corporation and the Bank consider it desirable and in their best interests to provide the Executive with an added incentive to advance the interests of the Corporation and the Bank through grants of restricted stock of the Corporation, subject to the terms and conditions provided for herein; and

          WHEREAS, the Corporation and the Bank further consider it desirable and in their best interests to enter into an agreement which provides that in the event the Executive's employment is terminated in conjunction with a change in control of the Corporation, the Executive shall, subject to the terms and conditions provided for herein, receive a termination payment, which payment is not intended to exceed the compensation the Executive could have reasonably expected to receive in absence of a change in control of the Corporation;

          NOW, THEREFORE, the parties agree as follows:

          1. RESTRICTED STOCK AWARD. (a) Subject to the provisions of Paragraphs 2 and 3 below, the Corporation agrees to award to Executive shares of the Corporation's restricted Common Stock, $0.50 par value per share (the "Restricted Stock"), if Cartersville's "Average Loan Balance" (as defined in Paragraph 1(b) below) determined during the period December 1 until January 31 of each applicable year (the "Measurement Period") equals or exceeds the applicable Target Level for such year as set forth in the following schedule:

                                                     Number of Shares of
          Measurement Period for   Average Loan      Restricted Stock to
          Determining Average      Balance           be Awarded if Target
          Loan Balance             Target Level      Level is Achieved
          ------------             ------------      --------------------
          December 1- January      $ 40,000,000      833 shares
          31, 1997                       or            or
                                   $ 45,000,000      1,666 shares

          December 1- January      $ 48,000,000      833 shares
          31, 1998                       or            or
                                   $ 53,000,000      1,666 shares

          December 1- January      $ 60,000,000      834 shares
          31, 1999                       or            or
                                   $ 70,000,000      1,668 shares

          December 1- January      $ 85,000,000      All remaining shares
          31, 2000
          December 1- January      $ 95,000,000      All remaining shares
          31, 2001
          December 1- January      $110,000,000      All remaining shares
          31, 2002

In no event shall the aggregate number of shares of Restricted Stock awarded to Executive pursuant to this Agreement exceed a maximum of 5,000 shares. If, during a particular Measurement Period, the higher of two applicable Target Levels is achieved, only the number of shares applicable to the higher Target Level shall be awarded.

          (b) Cartersville's Average Loan Balance shall be computed by the Corporation's accountants net of "allowance for loan and lease losses" in accordance with industry banking standards. For purposes of computing the Average Loan Balance:
(i) loans originated by Cartersville in which Hardwick Bank and Trust ("Hardwick") participates shall be counted; (ii) loans originated by Hardwick in which Calhoun participates shall be disregarded; and (iii) loans originated by unrelated banks in which Cartersville participates shall count only if such loans are fully priced in accordance with Cartersville's origination standards for comparable loans.

          (c) Following the determination of the Cartersville's Average Loan Balance for the applicable Measurement Period, the Executive will be issued a certificate (or certificates) representing the shares of Restricted Stock, if any, awarded for such Measurement Period. For purposes of this Agreement, the shares of Restricted Stock shall be deemed to have been awarded on the December 31 occurring during the applicable Measurement Period (the "Award Date").

          (d) On and after the Award Date, the Executive will be considered a shareholder with respect to all of the shares of awarded Restricted Stock (including those shares which remain forfeitable), including the right to vote such shares, and to receive all dividends and other distributions with respect to such shares. If, as a result of a stock split, stock dividend, combination of shares, or any other exchange for other securities by reclassification, reorganization, merger, recapitalization or otherwise, the Executive as owner of the shares of Restricted Stock will be entitled to new, additional or different shares of stock or securities; any such new, additional or different shares or securities shall be subject to the same rights and restrictions as the shares of Restricted Stock.


          2. VESTING OF RESTRICTED STOCK. The Restricted Stock shall become nonforfeitable in accordance with the following provisions:

          (a) Shares of Restricted Stock awarded to Executive pursuant to Paragraph 1 above shall become nonforfeitable as of March 20, 2008, provided Executive is employed by the Bank or Corporation on such date. Except as provided in Paragraph 2(b) below, in the event Executive terminates his employment for any reason prior to such date, any and all awards of Restricted Stock made to Executive shall be immediately forfeited and canceled as of Executive's date of termination without any payment therefor.

          (b) Notwithstanding the provisions of (a) above, in the event of a Change in Control of the Corporation, as defined in Paragraph 4, all shares of Restricted Stock which had been awarded to Executive pursuant to Paragraph 1 above shall become nonforfeitable.

          3.  RESTRICTIONS ON RESTRICTED STOCK.  The Restricted
Stock shall be subject to the following restrictions:

          (a) During his employment with the Corporation and/or the Bank, the Executive shall not have the right to sell, transfer, assign, pledge, hypothecate or otherwise convey his interest in the shares of Restricted Stock (whether or not such interest is nonforfeitable), without the prior written consent of the Corporation. Any attempt to transfer or assign the shares of Restricted Stock in violation of this transfer restriction shall not be recognized by the Corporation and shall be null and void. The transfer and assignment restrictions provided for in this Paragraph (a) shall expire upon the earlier of March 20, 2008 or a Change in Control as defined in Paragraph 4.

          (b) The share certificate(s) representing the shares of Restricted Stock shall have endorsed thereon a legend reflecting the restrictions of this Paragraph 3.

          4.   BENEFITS PAYABLE UPON CHANGE IN CONTROL.

          (a) No provision of this Paragraph 4 shall be operative unless, during the term of this Agreement, there has been a Change in Control of the Corporation. Upon such a Change in Control of the Corporation, all the provisions of this Paragraph 4 shall become operative immediately.

          (b) If a Change in Control occurs during the term of this Agreement and the Executive's employment is terminated (i) within twelve (12) months following the date of the Change in Control, or (ii) within six (6) months prior to the date of the Change in Control as a part of such Change in Control, as a result of Involuntary Termination or Voluntary Termination, the Executive shall be entitled to a lump sum cash payment equal to
2.99 times the greater of the Executive's total compensation as shown on his federal W-2 Form (or similar form replacing such form) or the Executive's annualized rate of salary, each determined for the calendar year preceding the calendar year in which the Executive's employment is terminated, reduced by the Market Value of the shares of nonforfeitable Restricted Stock to which the Executive is entitled pursuant to Paragraph 2 of this Agreement. The payment to the Executive shall be made not later than fifteen (15) days after his termination of employment.

          (c) For the purposes of this Paragraph 4, the following terms shall have the meanings set forth below:
               (i) The term "Change in Control" shall mean (A) the acquisition, directly or indirectly, by any "person" (excluding any "person" who on the date hereof owns or controls 10% or more of the voting power of the Corporation's Common Stock), as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, within any twelve (12) month period of securities of the Corporation representing an aggregate of twenty-five percent (25%) or more of the combined voting power of the Corporation's then outstanding securities; provided, that for purposes of this definition, "acquisition" shall not include shares which are received by a person through gift, inheritance, under a will or otherwise through the laws of descent and distribution; (B) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Corporation (the "Board"), cease for any reason to constitute at least a majority thereof, unless the election of each new director was approved in advance by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period; or, (C) the occurrence of any other event or circumstance which is not covered by (i) or (ii) above which the Board determines affects control of the Corporation and adopts a resolution that such event or circumstance constitutes a Change in Control for the purposes of this Agreement.

               (ii) The term "Cause" shall mean and be limited to any act that constitutes, on the part of the Executive, fraud, dishonesty, a felony or gross malfeasance of duty and that directly results in material injury to the Corporation or the Bank.

               (iii)  The term "Disability" shall mean the
          Executive's inability as a result of physical or mental incapacity to substantially perform his duties for the Corporation or the Bank on a full-time basis for a period of six (6) months.

               (iv) The term "Involuntary Termination" shall mean termination of employment that is involuntary on the part of the Executive and that occurs for reasons other than for Cause, Disability, voluntary retirement (including early retirement) within the meaning of the Corporation's retirement plan, or death.

               (v) The term "Voluntary Termination" shall mean termination of employment that is voluntary on the part of the Executive, and, in the judgment of the Executive, is due to (A) a reduction of the Executive's responsibilities resulting from the assignment to the Executive of any duties inconsistent with his position, duties or responsibilities as in effect immediately prior to the Change in Control; (B) a reduction in the Executive's compensation or benefits, or (C) a forced relocation of the Executive or significant increase in the Executive's travel requirements. A termination shall not be considered voluntary within the meaning of this Agreement if such termination is a result of Cause, Disability, voluntary retirement (including early retirement) within the meaning of the Corporation's retirement plan, or death of the Executive.
               (vi) The term "Market Value" shall mean a price in no event less than the average price per share paid for the Corporation's Common Stock during the three (3) month period preceding the occurrence of a Change in Control.

          5.   LIMITATION OF BENEFITS.

          (a) Notwithstanding anything in this Agreement to the contrary, if any of the compensation or benefits payable, or to be provided, to the Executive by the Corporation under this Agreement are treated as Excess Severance Payments (whether alone or in conjunction with payments or benefits outside of this Agreement), the compensation and benefits provided under this Agreement shall be modified or reduced in the manner provided in Paragraph (b) below to the extent necessary so that the compensation and benefits payable or to be provided to Executive under this Agreement that are treated as Severance Payments, as well as any compensation or benefits provided outside of this Agreement that are so treated, shall not cause the Corporation to have paid an Excess Severance Payment. In computing such amount, the parties shall take into account all provisions of Code
Section 280G, and the regulations thereunder, including making appropriate adjustments to such calculation for amounts established to be Reasonable Compensation.

          (b) In the event that the amount of any Severance Payments which would be payable to or for the benefit of the Executive under this Agreement must be modified or reduced to comply with this Paragraph, the Executive shall direct which Severance Payments are to be modified or reduced; provided, however, that no increase in the amount of any payment shall be made without the consent of the Corporation.

          (c) This Paragraph shall be interpreted so as to avoid the imposition of excise taxes on the Executive under Section 4999 of the Code or the disallowance of a deduction to the Corporation pursuant to Section 280G(a) of Code with respect to amounts payable under this Agreement. In connection with any Internal Revenue Service examination, audit or other inquiry, the Corporation and Executive agree to take action to provide, and to cooperate in providing, evidence to the Internal Revenue Service (and, if applicable, the state revenue department) that the compensation and benefits provided under this Agreement do not result in the payment of Excess Severance Payments.

          (d) In addition to the limits otherwise provided in this Article, to the extent permitted by law the Executive may in his sole discretion elect to reduce (or change the timing of) any payments he may be eligible to receive under this Agreement to prevent the imposition of excise taxes on the Executive under
Section 4999 of the Code or otherwise reduce or delay liability for taxes owed under the Code.

          (e) For the purposes of this Paragraph 5, the following terms shall have the meanings set forth below:

               (i) The term "Excess Severance Payment" shall have the same meaning as the term "excess parachute payment" defined in Section 280G(b)(1) of the Code.

               (ii) The term "Severance Payment" shall have the same meaning as the term "parachute payment" defined in
          Section 280G(b)(2) of the Code.

               (iii) The term "Reasonable Compensation" shall have the same meaning as provided in Section 280G(b)(4) of the Code.

          6. MISCELLANEOUS. (a) This Agreement shall be binding upon, and inure to the benefit of, the Executive and his executors, representatives and assigns, and the Corporation and the Bank and their successors and assigns.

          (b) This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Georgia.

          (c) The Executive represents and warrants that he is acquiring the shares of Restricted Stock for investment purposes only, and not with a view to distribution thereof. The Executive is aware that the shares of Restricted Stock will not be registered under the federal or any state securities laws and that, in addition to the other restrictions on the shares, they may not be able to be transferred unless an exemption from registration is available. By making this award of Restricted Stock, the Corporation is not undertaking any obligation to register the shares of Restricted Stock under any federal or state securities laws.

          (d) This Agreement and the award of Restricted Stock shall not be construed as giving to the Executive the right to be retained in the employ of the Corporation, the Bank or any of their affiliates.

          (e) The Executive shall be responsible for all federal, state and local income taxes payable with respect to this award of Restricted Stock. The Executive shall have the right to make such elections under the Internal Revenue Code of 1986, as amended, as are available in connection with this award of Restricted Stock.

          (f) This Agreement may only be amended by an instrument in writing executed by both of the parties.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Executive:                         HARDWICK HOLDING COMPANY


/s/ Richard E. Drews               By: /s/ Kenneth Boring
                                      Title:Chairman

                                   FIRST NATIONAL BANK OF
                                   NORTHWEST GEORGIA

                                   By:  /s/ David J. L_________
                                      Title: President